                                                                    EXHIBIT 99.4

                                JB SYSTEMS, INC.
                                D/B/A MAINSAVER

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants....................    F-2

Statements of Operations....................................    F-3

Statements of Stockholders' Deficit.........................    F-4

Statements of Cash Flows....................................    F-5

Notes to Financial Statements...............................    F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1998 and for the ten months ended October 31, 1999 of JB Systems, Inc., d.b.a. Mainsaver (a California corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for each of the two years in the period ended December 31, 1998 and for the ten months ended October 31, 1999 of JB Systems, Inc. in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
February 4, 2000

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED        TEN MONTHS
                                                                 DECEMBER 31,          ENDED
                                                              -------------------   OCTOBER 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
Revenues....................................................   $6,162    $ 7,218      $ 6,698
Cost of revenues............................................    2,459      2,387        1,835
                                                               ------    -------      -------
  Gross profit..............................................    3,703      4,831        4,863
                                                               ------    -------      -------
Operating expenses:
  Selling, general and administrative.......................    2,932      4,892        5,312
  Research and development..................................      778        946        1,004
  Depreciation and amortization.............................      274        295          214
                                                               ------    -------      -------
    Total operating expenses................................    3,984      6,133        6,530
                                                               ------    -------      -------
Loss from operations........................................     (281)    (1,302)      (1,667)
Interest expense............................................       75        165          383
                                                               ------    -------      -------
  Net loss..................................................   $ (356)   $(1,467)     $(2,050)
                                                               ======    =======      =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                                                             COMMON STOCK
                                                         --------------------
                                                          NUMBER                ACCUMULATED
                                                         OF SHARES    AMOUNT      DEFICIT      TOTAL
                                                         ---------   --------   -----------   --------
Balances at January 1, 1997............................    1,286      $  210      $ (1,632)   $(1,422)
  Net loss.............................................       --          --          (356)      (356)
  Repurchase of common stock and stockholder
    distributions......................................      (15)         (1)          (14)       (15)
  Stock compensation charge............................       --           6            --          6
  Exercise of stock options and warrants...............        1           1            --          1
  Issuance of common stock.............................       --          --            --         --
                                                          ------      ------      --------    -------
Balances at December 31, 1997..........................    1,272         216        (2,002)    (1,786)
  Net loss.............................................       --          --        (1,467)    (1,467)
  Repurchase of common stock and stockholder
    distributions......................................   (1,272)       (216)       (5,885)    (6,101)
  Issuance of common stock.............................    1,174       5,800            --      5,800
                                                          ------      ------      --------    -------
Balances at December 31, 1998..........................    1,174       5,800        (9,354)    (3,554)
                                                          ------      ------      --------    -------
  Net loss.............................................       --          --        (2,050)    (2,050)
  Issuance of warrants.................................       --         397            --        397
Balances at October 31, 1999...........................    1,174      $6,197      $(11,404)   $(5,207)
                                                          ======      ======      ========    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED        TEN MONTHS
                                                                 DECEMBER 31,          ENDED
                                                              -------------------   OCTOBER 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(356)    $(1,467)     $(2,050)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     274         295          278
    Stock compensation charge...............................       6          --           --
    Amortization of debt discount...........................      --          --           83
    Loss on disposal of assets..............................      --           8           --
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................     145        (207)        (502)
      Prepaid expenses and other current assets.............      18         (59)         (10)
      Accounts payable......................................     (50)        333          656
      Accrued expenses......................................     (41)        (50)         282
      Deferred revenues.....................................     249        (129)         241
      Other assets..........................................      --         (79)         118
                                                               -----     -------      -------
        Net cash provided by (used in) operating
          activities........................................     245      (1,355)        (904)
                                                               -----     -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (67)       (352)         (44)
                                                               -----     -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net line of credit borrowings (repayments)................    (200)      1,192          664
  Change in bank overdraft..................................     192          --         (192)
  Net (repayments) borrowings on note payable to
    stockholder.............................................     404        (502)         600
  Repayment of capital lease obligations....................     (59)        (73)        (124)
  Net repayments on long term debt..........................    (502)         --           --
  Proceeds from issuance of common stock....................       1       5,800           --
  Repurchase of Common Stock................................     (15)         --           --
  Distributions to stockholders.............................      --      (4,701)          --
                                                               -----     -------      -------
        Net cash provided by (used in) financing
          activities........................................    (179)      1,716          948
                                                               -----     -------      -------
Net increase (decrease) in cash.............................      (1)          9           --
Cash, beginning of year.....................................      16          15           24
                                                               -----     -------      -------
Cash, end of year...........................................   $  15     $    24      $    24
                                                               =====     =======      =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest................................................      59         139          301
    Income taxes............................................      --          --            1

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Redemption of common stock in exchange for note payable to stockholder in connection with the leveraged
    recapitalization........................................      --       1,400           --
  Acquisition of equipment financed by capital lease
    obligations.............................................      32         125          347

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    JB Systems, Inc. (the "Company") is an enterprise asset management, or EAM, company whose software enables customers to efficiently manage their equipment maintenance processes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    DEFERRED REVENUES Deferred revenues consists principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenues from the contracts is recognized ratably over the contract period.

    SOFTWARE DEVELOPMENT COSTS In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the costs of computer software to be sold, leased or otherwise marketed", software development costs are capitalized from the time the product's technological feasibility has been established until such time as the product is released for sale to the general public. Amortization of capitalized software is generally recorded on a straight-line basis over four years. No amounts were capitalized in the years ended December 31, 1997, 1998 or in the ten month period ended October 31, 1999, respectively. Amortization of capitalized software amounted to $137,000, $137,000, and $46,000 in such periods.

    PROPERTY AND EQUIPMENT Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets of five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the leasehold improvement.

    INCOME TAXES

    Deferred income taxes are provided for temporary differences between the financial statement and income tax bases of the Company's assets and liabilities, based on statutory tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. The amount of the impairment loss is calculated as the difference between the carrying value of the asset and the present value of the expected future cash flows.

3. RECAPITALIZATION

    On August 11, 1998, the Company completed a leveraged buyout recapitalization (the "Recapitalization") pursuant to a Plan of Merger (the "Merger") among JBS Acquisition, Inc. ("Newco") as a purchaser, and both the Company and the founder and majority stockholder of the Company (the "Founder") as sellers. Under the Recapitalization, Newco was merged with and into the Company, and the separate corporate existence of Newco ceased, resulting in the Company as the surviving corporation. Each share of common stock of Newco issued and outstanding immediately prior to the Merger was converted into one share of common stock of the Company.

    Under the Recapitalization, each share of the Company's stock issued and outstanding immediately prior to the merger, other than the Founder's 25% retained interest, was canceled and extinguished and converted automatically into the right to receive Merger consideration as follows: (a) the Founder received a note in the principal amount of $2.0 million and a cash payment of $1.9 million and (b) the minority stockholders of the Company who owned common stock prior to the Merger received a cash payment of $2.3 million. The Recapitalization was financed through cash contributions of $5.0 million by stockholders of Newco in exchange for Newco common stock. These transactions are being accounted for as a recapitalization under which the existing basis of accounting will be continued, and assets and liabilities of the continuing business are being carried forward.

    On April 30, 1999, as a result of certain disputes, the Company, its stockholders and the Founder agreed to reduce the note payable to the Founder from $2.0 million to $1.4 million, which has been recorded as a $600,000 reduction in note payable to stockholder and repurchase of common stock in the accompanying financial statements.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. RECAPITALIZATION (CONTINUED)
    On August 11, 1998, one of the stockholders of Newco entered into a Purchase Option Agreement with the Company and each of the other stockholders of the Company, whereby the stockholder is entitled to buy out the other stockholders of the Company. The purchase price of the option paid to the stockholders was $757,000 in aggregate, which the stockholders used to acquire additional shares of stock from the Company. The purchase option expired upon the acquisition of the Company by Cayenta, Inc. (See Note 12.)

    Sources and uses of cash in connection with the Recapitalization are summarized below:

Sources of cash:
  Newco common stock issued.................................  $5,043,000
  Purchase option agreement.................................     757,000
                                                              ----------
                                                              $5,800,000
                                                              ==========

Uses of cash:
  Payment to founder........................................  $1,924,000
  Payment to minority stockholders..........................   2,326,000
  Repayment of debt and accrued interest....................     772,000
  Transaction costs.........................................     421,000
  Remaining cash............................................     357,000
                                                              ----------
                                                              $5,800,000
                                                              ==========

4. LINE OF CREDIT

    The Company has a $2.0 million line of credit with a bank. Advances against the line of credit bear interest at the bank's reference rate plus 0.75% (9% at October 31, 1999). Interest is payable monthly. The line of credit matures April 2000 and is collateralized by substantially all of the assets of the Company. The line of credit contained certain restrictions and financial covenants. The line of credit was extinguished in connection with the Company being acquired by Titan.

5. NOTES PAYABLE TO STOCKHOLDERS

    At December 31, 1996, the Company had a note payable to an officer/stockholder in the amount of $45,000 with interest payable quarterly at 8% and principal due on demand. Additionally, the Company had a note payable to an officer/stockholder of $457,000, due in monthly installments of $11,000 including interest at 11.25%, maturing September 2002. Both of these notes were extinguished in connection with the recapitalization (see Note 3).

    On August 18, 1999, the Company entered into a Convertible Subordinated Loan Agreement whereby a total of $600,000 was loaned to the Company by its stockholders in amounts proportionate to their respective ownership percentages. The loans are payable in $100,000 monthly installments commencing March 15, 2000, with a final payment due on August 15, 2000. Interest is payable monthly commencing September 15, 1999 at eight %. The loan is subordinated to the credit line the Company has with a bank.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. NOTES PAYABLE TO STOCKHOLDERS (CONTINUED)
    The stockholders may convert any unpaid balance on August 15, 2000 into a certain number of Class A common stock determined by dividing the unpaid balance by the conversion price of $3.71. The agreement also provides that, upon repayment of the loans, the Company will issue the stockholders 59,000 warrants of the Company's Class A common stock at an exercise price of $3.71 per share. The warrants expire after ten years. The Company has recorded debt discount related to these warrants of $397,000 as of August 1999 and has recorded related amortization of $83,000 in the ten month period ended October 31, 1999.

    In connection with the Recapitalization, the Company issued a note payable to the Founder in the amount of $2.0 million, which was subsequently reduced to $1.4 million (see Note 3), payable in full on September 1, 2001, plus interest at a rate of ten percent per annum. The principal sum of this note may be prepaid in whole or in part without penalty at any time by or on behalf of the Company. Interest is payable monthly. This note was paid down to $500,000 in connection with Cayenta's acquisition of the Company (see Note 12).

6. INCOME TAXES

    As of October 31, 1999, the Company had net operating loss carryforwards of approximately $3.6 million and $1.5 million for Federal and California reporting purposes, respectively. The differences between the federal and the California losses are primarily attributable to the 50% limitation on state carryforwards. The Federal loss carryforwards will begin expiring in 2011, unless previously utilized, while the California losses will begin expiring in 2003. Utilization of the Company's net operating loss carryforwards may be limited as a result of certain changes in the Company's ownership. The realization of the deferred tax asset is dependant upon the Company generating sufficient taxable income prior to expiration of its operating loss and credit carryforwards. Due to the uncertainty regarding realization of the deferred tax asset, management has provided a full valuation allowance against the net deferred tax asset.

7. COMMITMENTS

    The Company leases its facilities under operating leases that require minimum monthly payments of $24,000, as well as payment of all property taxes, insurance and other costs. In addition, the Company leases certain office equipment under operating leases through August 2001.

    Property under capital leases at October 31, 1999 consists primarily of computer and office equipment. Total cost of property under capital leases was $658,000 at October 31, 1999. Accumulated depreciation related to property under capital leases was $334,000 at October 31, 1999.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS (CONTINUED)
    Future minimum rentals under capital and operating leases as of October 31, 1999 are approximately as follows:

                                                          CAPITAL    OPERATING
                                                         ---------   ---------
1999 (November and December)...........................  $  31,000   $ 51,000
2000...................................................    169,000    179,000
2001...................................................    144,000      6,000
2002...................................................    105,000         --
2003...................................................     75,000         --
2004...................................................     10,000         --
                                                         ---------   --------
Total future minimum lease payments....................    534,000   $236,000
                                                                     ========
Less amount representing interest......................    (96,000)
                                                         ---------
Present value of minimum lease payments................    438,000
Current portion of capital lease obligations...........   (129,000)
                                                         ---------
Long-term capital lease obligations....................  $ 309,000
                                                         =========

8. EMPLOYEE BENEFIT PLANS

    The Company maintains a 401(k) plan. Under the plan, qualified employees may elect to defer up to 15% of their salaries, subject to the Internal Revenue Code limits. The Company contributes a matching 30% of employee contributions for all employees with annual incomes less than $80,000. Employees with annual incomes of $80,000 or more do not receive matching contributions from the Company. Company contributions to the Plan were $14,000, $36,000 and $46,000 during the years ended December 31, 1997, 1998 and for the ten months ended October 31, 1999, respectively.

9. STOCK OPTIONS

    The Company had an incentive stock option plan which was terminated in 1998, and all outstanding options were canceled. The Company adopted a new stock option plan (the "Plan") in 1998 to enable key employees and non-employees to acquire shares of the Company's common stock. Up to 141,000 options may be issued under the Plan at an exercise price of not less than 100% of the fair market value at the date of grant. The stock options vest ratably over a four-year period from the date of grant. The stock options may be granted with expiration dates not to exceed ten years. The Company granted 118,000 and 14,000 stock options during the year ended 1998 and the ten month period ended October 31, 1999, respectively, with an exercise price of $6.31 per share. No options are exercisable at October 31, 1999.

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," defines and encourages the use of the fair-value method of accounting for employee stock-based compensation, but allows the continued use of the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25 and related interpretations. As permitted under SFAS No. 123, the Company continues to use the intrinsic method of accounting for stock-based compensation. Had the compensation cost for the Plan been determined using the

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. STOCK OPTIONS (CONTINUED)
fair-value method described in SFAS No. 123, the Company's net loss would not have been substantially different from the reported net loss in 1997 and 1998.

10. RELATED PARTY TRANSACTIONS

    The Company has a management agreement with one of its stockholders to provide management and consulting services related to the operations of the Company. The monthly service fee in connection with the agreement is $8,000 plus out-of-pocket expenses, and will continue until the occurrence of certain events as defined in the agreement. Additionally, the Company paid a $50,000 transaction fee to the stockholder in connection with the Recapitalization described in Note 3.

    Additionally, the Company entered into a consulting agreement with the Founder to provide services commencing February 1999 at $17,000 per month, plus benefits and out-of-pocket expenses, for one year.

11. LEGAL PROCEEDINGS

    On September 14, 1998, a former distributor of the Company filed an action alleging the Company wrongfully terminated its distribution agreement and is claiming damages of not less than $650,000. Settlement negotiations are in process. Management believes that the claim is without merit. Additionally, the Company has received indemnification from loss on the claim from the Founder.

12. EVENTS SUBSEQUENT TO DECEMBER 31, 1998

    In November 1999, the Company was acquired by Cayenta, Inc. for
$11.7 million cash of which approximately $8.2 million was paid at closing, $500,000 due in February 2000 and $3.0 million due May 2001 after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce the outstanding indebtedness of the Company. The Company entered into agreements with its option and warrant holders pursuant to which all options and warrants of the Company were terminated concurrently with the closing of the acquisition.